CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated May 21, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Institutional Preferred Money Market Funds.

ERNST & YOUNG LLP

New York, New York
July 25, 2008